Exhibit 10.13

Non-Employee Director Compensation Policy
Amended 2/24/21
Each member of the Board of Directors (the “Board”) of Cardlytics, Inc. (the “Company”) who is a non-employee director of the Company (each such member, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”) for his or her Board service following the closing of the initial public offering of the Company’s common stock (the “IPO”).
The Director Compensation Policy will be effective upon the execution of the underwriting agreement in connection with the IPO (the “Effective Date”). The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.
A Non-Employee Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.
Annual Cash Compensation
Commencing at the beginning of the first calendar quarter following the Effective Date, each Non-Employee Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.
1.Annual Board Service Retainer:
a. All Eligible Directors: $30,000
b.Non-Executive Chairman: $45,000 or Lead Independent Director: $15,000 (in lieu of above)
2. Annual Committee Member Service Retainer:
a.Member of the Audit Committee: $20,000
b. Member of the Compensation Committee: $10,000
c. Member of the Nominating and Corporate Governance Committee: $10,000
3.Annual Committee Chair Service Retainer (in lieu of Committee Member Service Retainer):
a.Chairman of the Audit Committee: $30,000
b.Post IPO one-year increase for Chairman of the Audit Committee: $60,000. (Total Audit Committee chairman pay for the first year after IPO is $90,000)
Chairman of the Compensation Committee: $15,000
c.Chairman of the Nominating and Corporate Governance Committee: $15,000
Equity Compensation
Equity awards will be granted under the Company’s 2018 Equity Incentive Plan or any successor equity incentive plan (the “Plan”). All stock options granted under this policy will be Nonqualified Stock Options (as defined in the Plan), with a term of ten years from the date of grant and an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of the Company on the date of grant.

(a)    Automatic Equity Grants.
(i)    Initial Grant for New Directors. Without any further action of the Board, each person who, after the Effective Date, is elected or appointed for the first time to be a Non-Employee Director will automatically, upon the date of his or her initial election or appointment to be a Non-Employee Director, be granted a restricted stock unit award with a grant date fair value of $165,000, pro-rated based on the number of months of service until the next Annual Meeting (the “Initial Grant”). For example, if a director joins the Board on February 1st and the Annual Meeting is June 1st, the director’s Initial Grant would be valued at $55,000 (4 months/12 months x $165,000 = $55,000). Each Initial Grant will vest 100% on the day immediately preceding the one-year anniversary of the Initial Grant, provided that such Non-Employee Director remains a Non-Employee Director on such date.
(ii)    IPO Grant. Without any further action of the Board, at the close of business on the date that is twenty 20 business days following the Effective Date, each person who is then a Non-Employee Director will automatically be granted a one-time restricted stock unit award with a grant date fair value of $150,000 (the “IPO Grant”). Each IPO Grant will vest in full on the one-year anniversary of date of grant, provided that such Non-Employee Director remains a Non-Employee Director on such date.

Exhibit 10.13

(iii)    Annual Grant. Without any further action of the Board, at the close of business on the date of each Annual Meeting following the IPO, each person who is then a Non-Employee Director will automatically be granted a restricted stock unit award with a grant date fair value of $165,000 (the “Annual Grant”). Each Annual Grant will vest in full on the one-year anniversary of date of grant, provided that such Non-Employee Director remains a Non-Employee Director on such date.
(b)    Calculation of Value of a Restricted Stock Unit Award. The value of a restricted stock unit award to be granted under this policy will be determined based on the Fair Market Value per share on the grant date (as defined in the Plan).
(c)    Remaining Terms. The remaining terms and conditions of each stock option, including transferability, will be as set forth in the Company’s standard Restricted Stock Unit Award Agreement, in the form adopted from time to time by the Board.
Expenses
The Company will reimburse each Non-Employee Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that such Non-Employee Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.